UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

August 28, 2010

Date of Report (Date of earliest event reported)

SPANSION INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34747	20-3898239
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

915 DeGuigne Drive

P.O. Box 3453

Sunnyvale, California 94088-3453

(Address of principal executive offices) (Zip Code)

(408) 962-2500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On August 28, 2010, Spansion LLC, a wholly owned subsidiary of Spansion Inc. (the “Company”); Nihon Spansion Limited (“Spansion Nihon”), a wholly owned subsidiary of Spansion LLC; and Texas Instruments Incorporated (“TI”) entered into a foundry agreement (the “Foundry Agreement”) relating to wafer fabrication and sort services. The Foundry Agreement resulted from TI’s recent purchase of two wafer fabrication facilities and equipment from Spansion Japan Limited (“Spansion Japan”), a wholly owned subsidiary of Spansion LLC.

Pursuant to the Foundry Agreement, Spansion LLC and Spansion Nihon agreed to purchase from TI: (i) a minimum of 14 billion yen (equivalent to approximately $165.5 million as of August 28, 2010) of wafers over eight quarters, beginning with the third quarter of 2010 and ending with the second quarter of 2012; and (ii) minimum sort services of $8.9 million for each quarter beginning with the third quarter of 2010 and ending with the second quarter of 2011, and $6 million to $8.5 million (subject to certain conditions set forth in the Foundry Agreement) for each quarter beginning with the third quarter of 2011 and ending with the second quarter of 2012. The minimum quarterly amount of wafers and sort services purchased pursuant to the Foundry Agreement will be reduced by amounts purchased by Spansion LLC and Spansion Nihon from Spansion Japan in the applicable quarterly period prior to the execution of the Foundry Agreement. The Foundry Agreement supersedes the foundry arrangement pursuant to which Spansion Japan provided wafer fabrication and sort services to Spansion LLC and Spansion Nihon, and extends the period during which the services will be provided to Spansion LLC and Spansion Nihon by four quarters. During this extended period, Spansion LLC and Spansion Nihon will purchase a minimum of 4 billion yen (equivalent to approximately $46.9 million as of August 28, 2010) of wafers and sort services of $24 million to $34 million. The wafer fabrication and sort services provided pursuant to the Foundry Agreement will be subject to normal and customary foundry performance conditions.

Under the Foundry Agreement, TI will obtain certain 300 millimeter process tools from Spansion LLC and Spansion LLC will obtain certain testers and related tools from TI, and TI has obtained a non-exclusive license to certain intellectual property, including but not limited to floating gate NOR flash memory unit processes, to enable TI to manufacture Spansion products and certain TI products at TI’s Aizu-Wakamatsu facility.

The term of the Foundry Agreement commenced on August 31, 2010 and ends on the earlier to occur of: (i) termination by mutual written agreement of the parties; (ii) the date upon which Spansion Nihon has satisfied its minimum wafer purchase commitments; (iii) the date upon which TI sells, under certain conditions, one of the two fabrication facilities purchased from Spansion Japan; and (iv) termination of the Foundry Agreement as a result of an event of default (as defined in the Foundry Agreement).

The preceding description of the Foundry Agreement is qualified in its entirety by reference to the full text of the Foundry Agreement, which the Company intends to file as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 26, 2010.

On August 31, 2010, the Company issued a press release regarding the Foundry Agreement, a copy of which is attached to this Report as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated August 31, 2010.

[Signature Page Follows]

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: September 3, 2010	SPANSION INC.

	By:	/S/ JOHN H. KISPERT
	Name:	John H. Kispert
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated August 31, 2010.

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